EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 7 to the Registration Statement on Form S-1 (No. 333-172543) of SearchCore, Inc. (formerly General Cannabis, Inc.) for the years ended December 31, 2011 and 2010 of our reports dated March 20, 2012 relating to the financial statements and financial statement schedules for the two years ended December 31, 2011 listed in the accompanying index.

We hereby consent to the incorporation by reference of our firm under the caption “Experts” included in its Amendment No. 7 to the Registration Statement on Form S-1 (No. 333-172543) of SearchCore, Inc. (formerly General Cannabis, Inc.) relating to the financial statements and financial statement schedules for the two years ended December 31, 2011 listed in the accompanying index.

Tarvaran, Askelson & Company, LLP
Laguna Niguel, CA
March 20, 2012